Black Hills Corp. Reports Third Quarter 2021 Results and Raises Midpoint of 2021 EPS Guidance

•Raises lower end of 2021 EPS guidance range and reaffirms 2022 EPS guidance
•Ready Wyoming electric transmission expansion initiative announced
•2021 to 2025 capital investment forecast increased by $149 million to $3.2 billion
•Quarterly dividend increased by 5.3%, achieving 51 consecutive years of annual dividend increases

RAPID CITY, S.D. — Nov. 2, 2021 — Black Hills Corp. (NYSE: BKH) today announced financial results for the third quarter of 2021. Net income and Net income, as adjusted (non-GAAP) for the third quarter and first nine months of 2021 compared to the third quarter and first nine months of 2020 were:

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
	2021		2020		2021		2020
(in millions, except per share amounts)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
GAAP:
Net income	$44.1	$0.70	$36.3	$0.58	$165.6	$2.63	$150.4	$2.41

Non-GAAP:
Net income, as adjusted *	$44.1	$0.70	$36.3	$0.58	$165.6	$2.63	$155.7	$2.50
* A schedule for the GAAP to non-GAAP adjustment reconciliation is provided below.

“I’m pleased with our strong third quarter results and progress on our regulatory initiatives,” said Linn Evans, president and CEO of Black Hills Corp. “Quarterly earnings of $0.70 per share increased 21% compared to the same period in the prior year. Financial results were driven by customer growth and usage, new rates and disciplined cost management. Earnings also benefited from power marketing and mark-to-market gains as a result of higher energy prices.

“Our engaged team is executing well on our customer-focused strategy. This summer, we served record electric system peaks and delivered excess power at strong market pricing to benefit customers and shareholders. On the regulatory front, we reached constructive settlements for our natural gas rate reviews and rider requests in both Colorado and Kansas, and continued making progress with our Winter Storm Uri incremental cost recovery applications.

“We are excited to announce our Ready Wyoming initiative, a 285-mile electric transmission expansion project in Wyoming. This transmission project will serve the growing needs of our Wyoming Electric customers by enhancing resiliency and expanding access to power markets and renewable resources, while supporting economic development in the greater Cheyenne area.

“Based on strong financial performance and progress on Uri cost recovery and mitigation, we are raising the midpoint of our earnings guidance for 2021 by increasing the lower end of the range and reaffirming our 2022 earnings guidance range. Also, with the addition of Ready Wyoming and greater clarity on other capital projects and investment programs, we are increasing our capital forecast for 2021 through 2025 by $149 million to $3.2 billion,” concluded Evans.

THIRD QUARTER 2021 HIGHLIGHTS AND UPDATES

Electric Utilities

•Wyoming Electric announced its Ready Wyoming electric transmission expansion initiative. The 285-mile, multi-phase transmission expansion project will serve the growing needs of customers by enhancing the resiliency of its overall electric system and expanding access to power markets and renewable resources. The project will help Wyoming Electric maintain top-quartile reliability and enable economic growth in the Cheyenne region. Wyoming Electric plans to file an application with the Wyoming Public Service Commission seeking approval for the project in the first quarter of 2022. If approved, construction is expected to commence in early 2023.

•On Oct. 5, Black Hills and several other utilities in the western United States formed the Western Markets Exploratory Group to explore the potential for an organized wholesale market in the western interconnect, including expanding transmission systems and other grid-related services. The group plans to identify market solutions that can help achieve carbon reduction goals while supporting reliable, affordable service for customers.

•On Aug. 24, Wyoming Electric issued a request for proposals under its Blockchain Interruptible Service tariff with responses due Sept. 7. The request for proposals was in response to an influx of requests for service from crypto mining companies. The company received a robust response and has selected finalists for contract negotiations.

•On July 28, Wyoming Electric set a new all-time peak load of 274 megawatts, surpassing the previous peak of 271 megawatts set in July 2020.

•On July 27, South Dakota Electric set a new all-time peak load of 397 megawatts, surpassing the previous peak of 378 megawatts set in August 2020.

Gas Utilities

•On Oct. 8, Kansas Gas filed a unanimous settlement agreement with the Kansas Corporation Commission for its rate review application filed May 7. The settlement includes the renewal of its safety and integrity investment rider for an additional 5 years and migrating $6.6 million of rider revenue into base rates effective Jan.1, 2022. The settlement benefits customers through a net neutral base rate impact. The settlement also provides recent federal and state tax reform benefits of approximately $3 million annually for the next three years. The settlement is subject to final approval by the commission.

•On Oct. 5, Colorado Gas filed a unanimous settlement agreement with the Colorado Public Utilities Commission for its rate review application filed June 1. The settlement includes $6.49 million in new annual revenue based on a capital structure of 50.3% equity and 49.7% debt and a return on equity of 9.2%, with new rates effective Jan. 1, 2022. The settlement is subject to final review and approval by an administrative law judge and the commission.

•On July 6, Colorado Gas received approval from the Colorado Public Utilities Commission for a system safety and integrity rider to recover safety and integrity focused investments in its system for three years beginning Jan. 1, 2022. The return on investments will be the current weighted-average cost of long-term debt.

•On June 1, Iowa Gas filed a rate review application with the Iowa Utilities Board seeking recovery of significant infrastructure investments in its 5,000-mile natural gas pipeline system. The rate review requests migrating $2.2 million of rider revenue into base rates and increasing annual revenue by $8.3 million with a capital structure of 50% equity and 50% debt and a return on equity of 10.15%. Iowa law allows implementation of interim rates 10 days after filing a rate review and Iowa Gas implemented interim rates effective on June 11, 2021, which are subject to refund. Settlement discussions are ongoing and final rates are expected in the first quarter of 2022.

Winter Storm Uri Impacts and Incremental Cost Recovery

•In the second quarter, Black Hills submitted cost recovery applications seeking recovery of $546 million of incremental costs resulting from Winter Storm Uri in the first quarter. Subsequently, Nebraska Gas and South Dakota Electric received commission approvals of their recovery applications, while Arkansas Gas, Iowa Gas and Wyoming Gas received approvals for interim recovery. Wyoming Gas recently filed a settlement agreement for their application with final rates to be implemented Jan. 1, 2022. The settlement is subject to final approval by the commission.

Corporate

•On Oct. 26, Black Hills’ board of directors approved a quarterly dividend of $0.595 per share payable on Dec. 1, 2021, to shareholders of record at the close of business on Nov. 17, 2021. The dividend represents a 5.3% increase in the quarterly rate, achieving 51 consecutive years of annual dividend increases and 79 consecutive years of paying dividends.

•On Aug. 26, Black Hills issued $600 million of 1.037% 3-year senior notes due 2024. Proceeds were used to repay short-term debt.

•On July 19, Black Hills amended and restated its revolving credit facility with similar terms as the former facility, maintaining total commitments of $750 million and extending the term through July 19, 2026.

•During the third quarter, Black Hills issued 0.3 million shares of new common stock for net proceeds of $23 million under its at-the-market equity offering program. Year to date, the company has issued a total of 0.9 million shares of new common stock for net proceeds of $63 million under the program.

2021 EARNINGS GUIDANCE MIDPOINT INCREASED

Black Hills is raising the lower end of its guidance for 2021 earnings per share available for common stock to a range of $3.85 to $4.00, from $3.80 to $4.00 based on the following assumptions:

•Normal weather conditions within our utility service territories, including temperatures, precipitation levels and wind conditions for the remainder of the year;
•Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects for the remainder of the year;
•Completion of utility regulatory dockets;
•No significant unplanned outages at any of our generating facilities other than Wygen I; (In September, the Wygen I power plant experienced an unplanned outage. The outage had a $2.3 million negative impact to operating income in the third quarter and is expected to negatively impact fourth quarter operating income by approximately $5 million.)
•Production tax credits of $20 million associated with wind generation assets;
•Capital investment of $678 million in 2021;
•Equity issuance of $100 million to $120 million through the at-the-market equity offering program in 2021;
•No material net impact from COVID-19; and
•Constructive regulatory outcomes related to recovery of incremental Winter Storm Uri costs.

2022 EARNINGS GUIDANCE REAFFIRMED

Black Hills is reaffirming its guidance for 2022 earnings per share available for common stock in a range of $3.95 to $4.15, based on the following assumptions:

•Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;
•Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;
•Completion of utility regulatory dockets;
•No significant unplanned outages at any of our generating facilities;
•Adjusted contract price for Wygen I power purchase agreement beginning Jan. 1, 2022;
•Production tax credits of $20 million associated with wind generation assets;
•Capital investment of $678 million in 2021 and $611 million in 2022;
•Equity issuance of $100 million to $120 million in 2021 and $100 million to $120 million in 2022 through the at-the-market equity offering program;
•Constructive regulatory outcomes related to recovery of incremental Winter Storm Uri costs;
•No material net impact from COVID-19; and
•Inflation in line with recent historical trends.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2021	2020	2021	2020
	(in millions)
Adjusted operating income (a):
Electric Utilities (b)	$57.6	$52.1	$115.0	$121.7
Gas Utilities (b)	17.3	18.1	139.3	139.3
Power Generation	10.3	8.7	32.8	31.5
Mining	4.9	3.5	11.8	10.0
Corporate and Other	(0.2)	(0.2)	(3.5)	(0.1)
Operating income	89.9	82.2	295.5	302.4

Interest expense, net	(38.0)	(36.0)	(113.8)	(107.0)
Impairment of investment	—	—	—	(6.9)
Other income (expense), net	1.6	(1.2)	1.6	(0.7)
Income tax benefit (expense) (b)	(5.3)	(4.7)	(6.3)	(25.5)
Net income	48.2	40.3	176.9	162.3
Net income attributable to non-controlling interest	(4.1)	(4.1)	(11.3)	(11.8)
Net income available for common stock	$44.1	$36.3	$165.6	$150.4
_____________________
(a)    Adjusted operating income removes the impacts of finance lease accounting relating to the 20-year PPA between Black Hills Colorado IPP and Colorado Electric for the Electric Utilities and Power Generation segments and Corporate and Other. This presentation of segment information does not impact consolidated financial results.
(b)    In the first half of 2021, Colorado Electric and Nebraska Gas delivered $10.2 million and $2.9 million, respectively, of TCJA-related bill credits to customers. These Colorado Electric and Nebraska Gas bill credits, which resulted in a reduction in revenue, were offset by a reduction in income tax expense and resulted in a minimal impact to Net income for the nine months ended Sept. 30, 2021.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2021	2020	2021	2020
Weighted average common shares outstanding (in thousands):
Basic	63,341	62,575	62,950	62,310
Diluted	63,436	62,630	63,046	62,362

Earnings per share:
Earnings Per Share, Basic	$0.70	$0.58	$2.63	$2.41
Earnings Per Share, Diluted	$0.70	$0.58	$2.63	$2.41

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Wednesday, Nov. 3, 2021, to discuss financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the passcode 9839326 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website.

EEI FINANCIAL CONFERENCE ATTENDANCE

Leadership from Black Hills will be attending the 2021 Edison Electric Institute Financial Conference taking place from Nov. 7, 2021, through Nov. 9, 2021. An investor presentation will be available prior to the conference on Black Hills’ website at www.blackhillscorp.com under “Events and Presentations” in the “Investor Relations” section.

USE OF NON-GAAP FINANCIAL MEASURES

Net Income, As Adjusted

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income available for common stock, as adjusted, is defined as Net income, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
(In millions, except per share amounts)	2021		2020		2021		2020
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income available for common stock (GAAP)	$44.1	$0.70	$36.3	$0.58	$165.6	$2.63	$150.4	$2.41
Adjustments:
Impairment of investment	—	—	—	—	—	—	6.9	0.11

Tax on Adjustments:
Impairment of investment	—	—	—	—	—	—	(1.6)	(0.03)

Rounding	—		—	—	—		—	0.01
Adjustments, net of tax	—	—	—	—	—	—	5.3	0.09

Net income available for common stock, as adjusted (non-GAAP)	$44.1	$0.70	$36.3	$0.58	$165.6	$2.63	$155.7	$2.50

Gross Margin

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation and amortization from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel and purchased power. Gross margin for our Gas Utilities is calculated as operating revenue less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Our gross margin measure may not be comparable to other companies’ gross margin measures. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three and nine months ended Sept. 30, 2021, compared to the three and nine months ended Sept. 30, 2020, are discussed below.

The following segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Certain industries in which we operate are highly seasonal, and revenue from, and certain expenses for, such operations may fluctuate significantly between quarterly periods. Demand for electricity and natural gas is sensitive to seasonal cooling, heating and industrial load requirements. In particular, the normal peak usage season for our electric utilities is June through August while the normal peak usage season for our gas utilities is November through March. Significant earnings variances can be expected between the Gas Utilities segment’s peak and off-peak seasons. Due to this seasonal nature, our results of operations for the three and nine months ended Sept. 30, 2021 and 2020 are not necessarily indicative of the results of operations to be expected for any other period or for the entire year.

Electric Utilities

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2021	2020	2021 vs. 2020	2021	2020	2021 vs. 2020
	(in millions)
Gross margin (non-GAAP)	$130.3	$123.0	$7.3	$335.3	$336.8	$(1.5)

Operations and maintenance	47.3	47.4	(0.1)	144.8	145.0	(0.2)
Depreciation and amortization	25.4	23.4	2.0	75.5	70.1	5.4
Adjusted operating income	$57.6	$52.1	$5.5	$115.0	$121.7	$(6.7)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Operating Statistics	2021	2020	2021	2020
Quantities Sold (MWh):
Retail Sales	1,501,629	1,453,089	4,160,285	4,109,797
Contract Wholesale	129,221	129,960	415,979	348,991
Off-system/Power Marketing Wholesale	151,250	167,494	467,440	469,590
Total energy sold	1,782,100	1,750,543	5,043,704	4,928,378

Contracted generated facilities availability by fuel type:
Coal	96.3%	97.4%	88.5%	94.1%
Natural Gas and diesel fuel	96.5%	79.7%	93.8%	80.5%
Wind	97.0%	97.7%	95.6%	98.3%
Total availability	96.5%	86.8%	92.4%	86.3%

Wind capacity factor	34.1%	33.2%	38.0%	39.3%

Third Quarter 2021 Compared with Third Quarter 2020

Gross margin increased as a result of:

(in millions)
Mark-to-market on wholesale energy contracts	$3.9
Residential customer growth and increased usage per customer	2.5
Increased commercial and industrial demand	1.2
Power marketing and wholesale	1.1
Prior year COVID-19 impacts	0.2
Prior year release of TCJA revenue reserves	(1.5)
Weather	(0.5)
Other	0.4
Total change in Gross margin (non-GAAP)	$7.3

Operations and maintenance expense was comparable to the same period in the prior year.

Depreciation and amortization increased primarily due to a higher asset base driven by prior and current year capital expenditures.

Gas Utilities

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2021	2020	2021 vs. 2020	2021	2020	2021 vs. 2020
	(in millions)
Gross margin (non-GAAP)	$121.5	$116.9	$4.6	$454.0	$438.8	$15.2

Operations and maintenance	78.2	73.6	4.6	237.6	223.4	14.2
Depreciation and amortization	26.1	25.1	1.0	77.0	76.2	0.8
Adjusted operating income	$17.3	$18.1	$(0.8)	$139.3	$139.3	$—

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Operating Statistics	2021	2020	2021	2020
Quantities Sold and Transported (Dth):
Total gas sales	8,864,281	9,086,886	68,550,283	65,717,453
Total transport and transmission volumes	34,735,601	33,668,174	114,124,253	108,967,182

Third Quarter 2021 Compared with Third Quarter 2020

Gross margin increased as a result of:

(in millions)
Mark-to-market on non-utility natural gas commodity contracts	$2.3
New rates	2.0
Winter Storm Uri carrying costs (a)	1.7
Prior year COVID-19 impacts	0.8
Weather (b)	(3.4)
Other	1.2
Total increase in Gross margin (non-GAAP)	$4.6
__________
(a)    In certain jurisdictions, we have accrued Winter Storm Uri carrying costs and began recovering from customers.
(b)    Weather impacts for the three months ended Sept. 30, 2021 compared to the same period in the prior year include decreased irrigation loads to agriculture customers and decreased heating demand due to warmer temperatures.

Operations and maintenance expense increased primarily due to $3.4 million of higher employee costs, $1.2 million of increased outside services related expenses, $1.1 million of increased property taxes due to a higher asset base and $0.7 million of prior year COVID-19 savings due to lower travel and training expenses partially offset by $2.2 million of decreased bad debt expense associated with lower expected credit losses.

Depreciation and amortization increased primarily due to a higher asset base driven by prior and current year capital expenditures mostly offset by lower depreciation rates approved in the Nebraska Gas and Colorado Gas rate reviews.

Power Generation

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2021	2020	2021 vs. 2020	2021	2020	2021 vs. 2020
	(in millions)
Revenue	$26.5	$26.5	$—	$81.0	$78.6	$2.4

Fuel expense	2.5	2.3	0.2	7.8	6.7	1.1
Operations and maintenance	8.2	10.5	(2.3)	24.9	24.9	—
Depreciation and amortization	5.4	4.9	0.5	15.4	15.5	(0.1)
Adjusted operating income	$10.3	$8.7	$1.6	$32.8	$31.5	$1.3

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Operating Statistics	2021	2020	2021	2020
Contracted generating facilities availability by fuel type:
Coal	84.9%	96.1%	90.4%	94.5%
Natural gas	99.7%	99.8%	95.3%	99.6%
Wind	96.2%	90.6%	95.9%	92.8%
Total availability	96.0%	95.8%	94.7%	96.3%

Wind capacity factor	21.5%	19.4%	25.6%	25.7%

Third Quarter 2021 Compared with Third Quarter 2020

The increase in current year adjusted operating income was primarily driven by a prior year $3.1 million expense related to the early retirement of certain assets partially offset by $2.3 million of negative impacts from a current year unplanned outage at Wygen I.

Mining

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2021	2020	2021 vs. 2020	2021	2020	2021 vs. 2020
	(in millions)
Revenue	$16.4	$15.2	$1.2	$45.5	$45.9	$(0.4)

Operations and maintenance	9.3	8.9	0.4	27.0	28.5	(1.5)
Depreciation, depletion and amortization	2.1	2.8	(0.7)	6.7	7.4	(0.7)
Adjusted operating income	$4.9	$3.5	$1.4	$11.8	$10.0	$1.8

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Operating Statistics	2021	2020	2021	2020
	(in thousands)
Tons of coal sold	960	940	2,691	2,808
Cubic yards of overburden moved	1,757	1,595	5,188	6,073

Revenue per ton	$16.47	$15.60	$16.26	$15.64

Third Quarter 2021 Compared with Third Quarter 2020

Revenue increased reflecting a 6% increase in price per ton sold driven by contract price adjustments based on actual mining costs.

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities that support our reportable operating segments. Corporate and Other also includes business development activities that are not part of our operating segments.

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2021	2020	2021 vs. 2020	2021	2020	2021 vs. 2020
	(in millions)
Adjusted operating income (loss)	$(0.2)	$(0.2)	$—	$(3.5)	$(0.1)	$(3.4)

Third Quarter 2021 Compared with Third Quarter 2020

Adjusted operating income was comparable to the same period in the prior year.

Consolidated Interest Expense, Impairment of Investment, Other Income (Expense) and Income Tax Benefit (Expense)

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2021	2020	2021 vs. 2020	2021	2020	2021 vs. 2020
	(in millions)
Interest expense, net	$(38.0)	$(36.0)	$(2.0)	$(113.8)	$(107.0)	$(6.8)
Impairment of investment	—	—	—	—	(6.9)	6.9
Other income (expense), net	1.6	(1.2)	2.8	1.6	(0.7)	2.3
Income tax benefit (expense)	(5.3)	(4.7)	(0.6)	(6.3)	(25.5)	19.2

Third Quarter 2021 Compared with Third Quarter 2020

Interest Expense

The increase in Interest expense, net was due to higher debt balances driven by the August 2021 senior unsecured notes and February 2021 term loan partially offset by lower interest rates.

Other Income (Expense)

The increase in Other income was primarily due to lower non-service pension costs driven by a lower discount rate, lower costs for our non-qualified benefit plans which were driven by market performance and recognition of death benefits from Company-owned life insurance.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.3 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This presentation includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this presentation that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2021 and 2022 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2020 Annual Report on Form 10-K and other reports that we file with the SEC from time to time, and the following:

•The accuracy of our assumptions on which our earnings guidance is based;

•Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•Our ability to complete our capital program in a cost-effective and timely manner;

•Our ability to execute on our strategy;

•Our ability to successfully execute our financing plans;

•Our ability to achieve our greenhouse gas emissions intensity reduction goals;

•Board of Directors’ approval of any future quarterly dividends;

•The impact of future governmental regulation;

•The effects of inflation and volatile energy prices; and

•Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended Sept. 30, 2021	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Company Eliminations	Total
	(in millions)
Revenue	$207.6	$163.1	$2.7	$7.2	$—	$—	$380.6
Intercompany revenue	5.5	1.6	23.8	9.2	88.9	(129.0)	—
Fuel, purchased power and cost of gas sold	82.8	43.1	2.5	—	—	(34.4)	94.1
Gross margin (non-GAAP)	130.3	121.5	24.0	16.4	88.8	(94.5)	286.5

Operations and maintenance	47.3	78.2	8.2	9.3	72.1	(77.7)	137.5
Depreciation, depletion and amortization	25.4	26.1	5.4	2.1	6.9	(6.8)	59.2
Adjusted operating income (loss)	57.6	17.3	10.3	4.9	9.8	(10.0)	89.9

Interest expense, net							(38.0)
Impairment of investment							—
Other income (expense), net							1.6
Income tax benefit (expense)							(5.3)
Net income (loss)							48.2
Net income attributable to non-controlling interest							(4.1)
Net income (loss) available for common stock							$44.1

	Consolidating Income Statement
Nine Months Ended Sept. 30, 2021	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Company Eliminations	Total
	(in millions)
Revenue	$607.6	$748.4	$9.2	$21.4	$—	$—	$1,386.6
Intercompany revenue	17.9	4.8	71.8	24.1	266.8	(385.4)	—
Fuel, purchased power and cost of gas sold	290.1	299.3	7.8	—	—	(101.6)	495.7
Gross margin (non-GAAP)	335.3	454.0	73.2	45.5	266.7	(283.8)	890.9

Operations and maintenance	144.8	237.6	24.9	27.0	219.8	(233.6)	420.6
Depreciation, depletion and amortization	75.5	77.0	15.4	6.7	20.1	(19.9)	174.9
Adjusted operating income (loss)	115.0	139.3	32.8	11.8	26.8	(30.3)	295.5

Interest expense, net							(113.8)
Impairment of investment							—
Other income (expense), net							1.6
Income tax benefit (expense)							(6.3)
Net income (loss)							176.9
Net income attributable to non-controlling interest							(11.3)
Net income (loss) available for common stock							$165.6

	Consolidating Income Statement
Three Months Ended Sept. 30, 2020	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Company Eliminations	Total
	(in millions)
Revenue	$195.2	$142.1	$1.9	$7.3	$—	$—	$346.6
Intercompany revenue	5.7	1.8	24.6	7.9	87.1	(127.0)	—
Fuel, purchased power and cost of gas sold	77.9	27.0	2.3	—	—	(35.6)	71.7
Gross margin (non-GAAP)	123.0	116.9	24.2	15.2	87.1	(91.5)	274.9

Operations and maintenance	47.4	73.6	10.5	8.9	68.9	(73.1)	136.3
Depreciation, depletion and amortization	23.4	25.1	4.9	2.8	6.8	(6.7)	56.3
Adjusted operating income (loss)	52.1	18.1	8.7	3.5	11.4	(11.6)	82.2

Interest expense, net							(36.0)
Impairment of investment							—
Other income (expense), net							(1.2)
Income tax benefit (expense)							(4.7)
Net income							40.3
Net income attributable to non-controlling interest							(4.1)
Net income available for common stock							$36.3

	Consolidating Income Statement
Nine Months Ended Sept. 30, 2020	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Company Eliminations	Total
	(in millions)
Revenue	$520.7	$662.5	$5.8	$21.5	$—	$—	$1,210.6
Intercompany revenue	17.5	3.3	72.8	24.3	259.3	(377.2)	—
Fuel, purchased power and cost of gas sold	201.4	227.0	6.7	—	—	(103.9)	331.2
Gross margin (non-GAAP)	336.8	438.8	71.9	45.9	259.2	(273.2)	879.4

Operations and maintenance	145.0	223.4	24.9	28.5	210.1	(224.2)	407.6
Depreciation, depletion and amortization	70.1	76.2	15.5	7.4	19.1	(18.9)	169.4
Adjusted operating income (loss)	121.7	139.3	31.5	10.0	30.0	(30.1)	302.4

Interest expense, net							(107.0)
Impairment of investment							(6.9)
Other income (expense), net							(0.7)
Income tax benefit (expense)							(25.5)
Net income							162.3
Net income attributable to non-controlling interest							(11.8)
Net income available for common stock							$150.4

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

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